Exhibit 5.0

[Letter head of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.]

May 13, 2004

Offshore Logistics, Inc.

224 Rue de Jean

Lafayette, Louisiana 70509

Re:	2003 Nonqualified Stock Option Plan For Nonemployee Directors

Registration Statement on Form S-8

Gentlemen:

We have been asked to render this opinion as counsel to Offshore Logistics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 proposed to be filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to 250,000 shares of the Company’s Common Stock, $.01 par value per share (the “Shares”), issuable upon the exercise of stock options (the “Options”) granted under the Company’s 2003 Nonqualified Stock Option Plan For Nonemployee Directors (the “Plan”) and related stock option agreements.

In connection with this representation and our opinion rendered in this letter, we have reviewed copies of the following documents: (a) the Plan; (b) the form of option agreement attached as Exhibit 4.13 to the Registration Statement (the “Option Agreement”); (c) the Restated Certificate of Incorporation of the Company, as amended through this date; (d) the Bylaws of the Company, as amended through this date; (e) certain resolutions of the Board of Directors of the Company and the stockholders of the Company; and (f) certificates of officers of the Company and of public officials. The Plan and Option Agreement are sometimes collectively referred to herein as the “Agreements.”

For purposes of the opinion expressed in this letter, we have assumed: (a) the genuineness of all signatures; (b) the authenticity of all documents, certificates and records submitted to us as originals, and the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies or facsimiles; (c) the truthfulness of all statements of fact and representations and warranties contained in the documents, certificates and records submitted to us; (d) the proper grant of Options in accordance with the terms and conditions of the Plan and Option Agreement; (e) that the purchase price for all Shares subject to an Option granted under the Plan will have been paid in

Correro Fishman Haygood

    Phelps Walmsley & Casteix, L.L.P.

May 13, 2004

full prior to the issuance thereof and will not be less than the par value of the Shares for which the Option is exercised; (f) that all documents, certificates and records referred to in this letter, including but not limited to the Agreements, comply with all applicable laws other than the laws of the State of Delaware; and (g) that the Agreements constitute valid, legal and binding obligations of the parties thereto enforceable in accordance with their respective terms. In addition, in rendering the opinions expressed in this letter, we have assumed the accuracy and completeness of, and have relied upon, certificates of public officials and officers of the Company.

Based upon and in reliance on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

The Shares have been duly and validly authorized and, upon issuance pursuant to the exercise of Options granted under the Plan in accordance with the provisions of the Agreements, will be validly issued, fully paid and nonassessable.

The opinion expressed in this letter is subject to limitations imposed by the effect of general equitable principles, including without limitation the effect of concepts of good faith and fiduciary requirements. In addition, the opinion expressed in this letter is limited to the matters stated herein and no opinion may be inferred beyond the matters expressly stated, are given only as of this date, and are based on the law in effect as of this date. We have no obligation, and will not undertake, to report to you or any third parties changes in facts or laws, statutes or case law.

This letter may be relied upon only by the Company for purposes of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and the use of our name therein. This opinion may not be used, circulated or quoted, in whole or in part, or relied upon for any other purpose or by any other person without our prior written consent.

We are members of the Louisiana Bar, and the opinion in this letter is based on and limited to the laws of the State of Louisiana and the General Corporation Law of the State of Delaware. The opinion contained in this letter is limited in that we express no opinion with respect to federal laws, state blue sky or other securities laws, tax or environmental laws or matters, the laws of any municipality, county or other political subdivision of the State of Delaware, the State of Louisiana or any agency thereof, or the laws of any jurisdiction other than Louisiana and the General Corporation Law of the State of Delaware.

This letter expresses our professional legal opinion as to the matters addressed in this letter and is based on our professional knowledge and judgment; it is not, however, to be construed as a guaranty.

Very truly yours,